UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 29, 2010

MAYFAIR MINING & MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-102117	45-0487294
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

South Lodge, Paxhill Park, Lindfield, West Sussex, RH16 2QY
(Address of Principal Executive Offices)

+44 (1444)220211

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4. Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 14, 2010, Mayfair Mining & Minerals Inc. (the "Company") retained the firm of Malone Bailey LLP, a limited liability partnership of certified public accountants registered in the USA whose registered office is at 10350 Richmond Avenue, Suite 800, Houston, Texas 77042, as its independent registered accounting firm engaged to audit the financial statements of the Corporation.

As part of the audit for the fiscal year ended March 31, 2007, Malone Bailey LLP undertook a review of the unaudited financial statements for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 and recommended that the Company restate these statements.  The consequent restatements described below involve non-cash accounting entries relating to stock-based compensation issued to certain employees and consultants and the issue of shares for the acquisition of assets.  In addition, following the filing of the these unaudited financial statements, it was discovered that the effective control of a mineral property interest had not been transferred to the Company contrary to instructions given to its appointed lawyer in Madagascar.  The consequent restatement involves a write-off of this investment in the period that the expenditure was recorded.

1.
During the three month period ended June 30, 2006, the Company entered into an agreement to acquire a 51% interest in a Madagascan private company for a consideration of £640,000 plus legal expenses.  Subsequently, the Company entered into an agreement to acquire the remaining 49% interest in the Madagascan private company for a consideration of 490,000 restricted common shares. The purchase price and its allocation to the fair values of the assets acquired and liabilities acquired as reflected in the consolidated financial statements were based on the Company’s valuation at a net asset value of $1,007,500. It was subsequently discovered that the effective control of the Madagascan company had not been transferred to the Company contrary to instructions given to its appointed lawyer in Madagascar.  The consequent restatement involves a write-off of this investment in the period that the expenditure was recorded.  As a result of this restatement, the balance sheet items of cash decreased by $10,858, inventory decreased by $92,198, accounts receivable decreased by $106,813, prepaid expenses decreased by $19, property and equipment decreased by $186,303, mineral property interests decreased by $652,090, accounts payable and accrued liabilities reduced by $85,051. The restatement will result in a decrease in income of $50,026, an increase in total expenses of $913,204 and a resulting increase in the loss for the period of $963,230.

2.
During the three month period ended June 30, 2006, the Company recorded stock-based compensation relating to stock options issued to employees and non-employees resulting in a recorded expense of $1,372,000.  During the audit of fiscal 2007, the Company determined that the fair value of these awards was $2,052,217 instead of $1,372,000.  As a result of this restatement, the employee-benefits reserve included as part of shareholders’ equity on the balance sheet increased by $680,217.  The restatement will result in an increase in total expenses of $680,217 and a resulting increase in the loss for the period of $680,217.

3.
During the three month period ended June 20, 2006, the Company issued 50,000 shares of common stock to purchase office furniture which was subsequently donated to Zamcog, the coordinating group of sponsors for the development of two schools in Zambia.  The Company recorded an expense of $50,000 at a rate of $0.50 cents per share.  During the audit of fiscal 2007, the Company determined that the fair value of the shares issued in this transaction was $100,000 instead of $50,000.   As a result of this restatement, the additional paid-in capital included as part of shareholders’ equity on the balance sheet increased by $50,000.  The restatement will result in an increase in total expenses of $50,000 and a resulting increase in the loss for the period of $50,000.

4.
During the three month period ended September 30, 2006, as a result of the write-off of the Madagascan investment, the financial statements for this period have been restated.  As a result of this restatement, the  balance sheet items of cash decreased by $5,943, inventory decreased by $72,755, accounts receivable decreased by $139,900, prepaid expenses decreased by $18, property and equipment decreased by $160,856, mineral property interests decreased by $643,728, accounts payable and accrued liabilities reduced by $224,374. The restatement will result in a decrease in income of $37,971, a decrease in total expenses of $210,285 and a resulting decrease in the loss for the period of $172,314.

5.
During the three month period ended December 31, 2006, as a result of the write-off of the Madagascan investment, the financial statements for this period have been restated.  As a result of this restatement, the balance sheet items of accounts receivable decreased by $144,070, property and equipment decreased by $125,157, mineral property interests decreased by $652,090, accounts payable and accrued liabilities reduced by $226,706. The restatement will result in a decrease in income of $12,195, a decrease in total expenses of $124,774 and a resulting decrease in the loss for the period of $112,579.

Consequently, the Company intends to amend the financial statements for the relevant periods to reflect the adjusted amounts for stock-based compensation, the issue of shares for the acquisition of assets and the write-off of the investment in Madagascar and to amend the relevant balance sheets, statements of operations and statements of cash flows accordingly to correctly present these revised calculations.

The Company intends to file these amendments as an amendment to the current reports on Forms 10-Q as originally filed on September 19, 2006, December 11, 2006 and July 31, 2007.

Our management has discussed the matters described in this item 4.02 with members of our board of directors and our independent registered public accounting firm, Malone Bailey LLP.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYFAIR MINING & MINERALS, INC.
By: /s/ Clive de Larrabeiti
President

Dated: June 29, 2010